Exhibit 23(h)5
Longleaf Partners Funds®
Traditional IRA
Disclosure Statement and
Custodial Agreement
Roth IRA
Disclosure Statement and
Custodial Agreement
Investment Counsel:
Southeastern Asset Management, Inc.
Memphis, TN
Transfer Agent:
PFPC INC.
Westborough, MA
Custodian:
PFPC Trust Company
Wilmington, DE

Traditional Individual
Retirement Account
Disclosure Statement

The following information is the disclosure statement required by Federal tax regulations. You should read this disclosure statement, the Custodial Account Agreement, and the prospectus for the Longleaf Partners Funds in which your Individual Retirement Account (IRA) contributions will be invested.

REVOCATION OF YOUR IRA

You have the right to revoke your IRA and receive the entire amount of your initial contribution by notifying PFPC Trust Company, the Custodian of your IRA, in writing within seven (7) calendar days of establishment of your IRA. If you revoke your IRA within seven days, you are entitled to a return of the entire amount paid by you, without adjustment for such items as sales commissions, administrative expenses, or fluctuations in market value. If you decide to revoke your IRA, notice should be delivered or mailed to:

First Class Mail:	Overnight Express:
Longleaf Partners Funds	Longleaf Partners Funds
c/o PFPC Inc.	c/o PFPC Inc.
P.O. Box 9694	101 Sabin Street
Providence, RI 02940-9694	Pawtucket, RI 02860
508-871-8800

This notice should be signed by you and include the following:

1.	The date;

2.	A statement that you elect to revoke your IRA;

3.	Your IRA account number;

4.	The date your IRA was established;

5.	Your signature and your printed or typed name.

Mailed notice will be deemed given on the date that it is postmarked, if it is properly addressed and deposited either in the United States mail, first class postage prepaid, or with an Internal Revenue Service (IRS) approved overnight service. This means that if you mail your notice it must be postmarked on or before the seventh calendar day after your IRA was opened. A revoked IRA will be reported to the IRS and the Depositor on Forms 1099-R and 5498.

YOUR INDIVIDUAL
RETIREMENT ACCOUNT

You have opened an Individual Retirement Account which is a Traditional or SEP-IRA for the exclusive benefit of you and your beneficiaries, created by a written instrument (the Custodial Account Agreement). The following requirements apply to your IRA:

1.	Contributions, transfers and rollovers may be made only in “cash” by check, draft, or other form acceptable to the Custodian;

2.	The Custodian must be a bank or savings and loan association;

3.	No part may be invested in life insurance contracts;

4.	Your interest must be nonforfeitable;

5.	The assets of the custodial account may not be mixed with other property except in a common investment fund; and

6.	You must begin receiving distributions from your account no later than April 1 of the year following the year in which you become 70 1/2 years old; and distributions must be completed over a period that is not longer than the joint life expectancy of you and your beneficiary.

ELIGIBILITY

You are permitted to make a regular contribution to your Traditional IRA for any taxable year prior to the taxable year you attain age 70 1/2, if you receive compensation for such taxable year. Compensation includes, salaries, wages, tips, commissions, bonuses, alimony, royalties from creative efforts and “earned income” in the case of self-employment. The amount which is deductible, depends upon whether or not you are an active participant in a retirement plan maintained by your employer, your modified adjusted gross income (Modified AGI), your marital status, and your tax filing status.

CONTRIBUTIONS

The maximum allowable contribution to your IRAs (deductible, non-deductible and Roth) for each tax year is the lesser of (a) $4,000* or (b) 100% of your compensation or earnings from self-employment (Please see Table I for contribution limits). If your spouse is not employed or earns less than you earn, you may also contribute to an IRA on behalf of your spouse. The maximum contribution to your spouse’s IRA for each tax year is the lesser of (a) $4,000* or (b) the combined compensation of you and your spouse, minus the dollar amount of the IRA contribution made by you. The total combined contribution to each individual’s IRA non-deductible and Roth IRAs cannot exceed these limits. Any contribution made to your IRA will be treated as a contribution for the year it is received, unless the contribution is made between January 1 and April 15, and you have identified the contribution as a prior year contribution. A contribution made pursuant to a payroll deduction or systematic contribution plan may only be characterized as a contribution for the year it is received by PFPC (not the date paid or sent from your account).

Table I

Traditional IRA Contribution Limits*

Tax Year	If Under Age 50	If Age 50 or Over

2005	$4,000	$4,500
2006-2007	$4,000	$5,000
2008	$5,000	$6,000

Note: For tax years after 2008, the above limits will be increased to reflect a cost-of-living adjustment, if any.

INCOME TAX DEDUCTION

Your contribution to a Traditional IRA may be deductible on your Federal income tax return. However, there is a phase-out of the IRA deduction if you are an active participant in an employer-sponsored retirement plan. The IRA deduction is reduced proportionately as adjusted gross income increases and is subject to change each year. Please see Table II below and consult IRS Publication 590 for calculating your deductible contribution as it pertains to individual income and employer sponsored plan circumstances. Your contributions in excess of the permitted deduction will be non-deductible contributions.

A deductible IRA contribution can be made to your spouse’s IRA even if you are an active participant in an employer-sponsored retirement plan, if your joint adjusted gross income for the tax year does not exceed $150,000. The IRA deduction is reduced proportionally as your joint adjusted gross income increases from $150,001 to $160,000.

Table II

Maximum income limits for deductible
contributions to a Traditional IRA*

	Single Filers		Joint Filers

	Full	Partial	Full	Partial
	deductibility	deductibility	deductibility	deductibility
Year	up to	up to	up to	up to

2005	$50,000	$60,000	$70,000	$80,000
2006	$50,000	$60,000	$75,000	$85,000
2007	$50,000	$60,000	$80,000	$100,000

*	These limits assume the contributor is an active participant in an employer-sponsored retirement plan and are based on modified adjusted gross income (MAGI).

TAXATION OF DISTRIBUTIONS

The income of your Traditional IRA is not taxed until the money is distributed to you. Distributions are taxable as ordinary income when received except that the amount of any distribution representing non-deducted contributions or the return of an excess contribution is not taxed.

In general, you may “rollover” a distribution from another IRA, an eligible rollover distribution from your employer’s qualified plan, or distributions from certain tax deferred annuities or accounts. If a distribution is rolled over, i.e., deposited to your IRA within 60 calendar days of receipt, the amount rolled over is not taxable. The IRS enforces the 60-day time limit strictly. You may rollover a portion of a distribution in which case the remainder will be subject to tax. The IRS requires 20% of any distribution from your employer’s qualified plan to be withheld for Federal income tax unless your distribution is transferred in a direct asset transfer to an eligible retirement plan such as another qualified plan or IRA. The rules regarding rollovers are complex and you should consult a competent tax advisor prior to rolling over all or part of a distribution.

If you make a tax-free rollover of any part of a distribution from a Traditional IRA, you cannot, within a 1-year period, make a tax-free rollover of any later distribution from that same Traditional IRA. You also cannot make a tax-free rollover of any amount distributed, within the same 1-year period, from the Traditional IRA into which you made the tax-free rollover. Please consult IRS Publication 590 for more information pertaining to rollover contributions.

Note: You may not roll over after tax contributions to a 403(b) program or 457 plan. You may want to roll over a distribution from an employer’s retirement plan to a separate IRA in order to preserve certain tax treatment. The rules regarding tax-free rollovers are complex and subject to frequent change; you should consult a professional tax adviser if you are considering such a rollover.

CONVERSIONS

You may also “convert” all or a portion of your Traditional IRA to a Roth IRA if your adjusted gross income (joint or individual) does not exceed $100,000 for the tax year unless you are married and file a separate return. (If you are a married individual, filing a separate return, and have lived apart from your spouse for the entire year, you may be eligible to be treated as a single payer.) A conversion is a type of distribution and is not tax-free. You may not convert any portion of a Required Minimum Distribution (RMD). Distributions are taxable as ordinary income when received except that the amount of any distribution representing the return of non-deducted contributions is not taxed. The 10% penalty tax on early distributions does not apply to conversion amounts unless an amount attributable to a conversion is distributed from the Roth IRA prior to five years from the date of the conversion.

A conversion is reported as a distribution from the Traditional IRA (IRS Form 1099-R) and a conversion contribution to the Roth IRA (IRS Form 5498). The rules regarding conversions to Roth IRAs are complex and you should consult a competent tax advisor prior to a conversion.

Recharacterization of a Conversion
(Correction Process)

You may correct a conversion made in error by recharacterizing the conversion. A conversion is recharacterized by transferring the conversion amount plus allocable earnings back to a Traditional IRA. The correction must take place prior to the due date, including extensions, for filing your Federal income tax return for the tax year in which the conversion was originally made. A recharacterized conversion may be converted back to a Roth IRA, however limitations may apply. Assets that have been recharacterized back to a Traditional IRA cannot be reconverted to a Roth IRA in the same tax year or within thirty days. A recharacterized conversion is reported as a distribution from the Roth IRA (IRS Form 1099-R) and a recharacterization contribution to the Traditional IRA (IRS Form 5498) for the tax year in which the recharacterization occurs. The rules regarding recharacterization are complex and you should consult a competent tax advisor prior to any recharacterization or reconversion.

Distributions under $10 will not be reported to you on IRS Form 1099-R, as allowed under IRS regulations. However, you must still report these distributions to the IRS on IRS Form 1040 as well as other forms which may be required to properly file your tax return.

RECHARACTERIZATION OF CONTRIBUTIONS

If you are eligible to contribute to a Roth IRA, all or part of a contribution you make to your Traditional IRA, along with allocable earnings or losses, may be recharacterized and treated as if made to your Roth IRA on the date the contribution was originally made to your Traditional IRA. Recharacterization of a contribution is irrevocable, and must be completed on or before the due date, including extensions, for filing your Federal income tax return for the tax year for which the contribution was originally made.

A recharacterized contribution is reported as a distribution from the first IRA (IRS Form 1099-R) and a recharacterization contribution to the second IRA (IRS Form 5498) for the tax year in which the recharacterization occurs. The rules regarding recharacterization are complex and you should consult a competent tax advisor prior to any recharacterization. Recharacterization forms are available from the Custodian and should be used for all recharacterization requests.

PENALTY TAX ON CERTAIN TRANSACTIONS

Excess Contributions

Amounts contributed to your Traditional IRA in excess of the allowable limit (including any over-contribution resulting from contributions through a payroll deduction or systematic investment plan) will be subject to a non-deductible excise tax of 6% for each year until the excess is used up as an allowable contribution (in a subsequent year) or returned to you. The 6% excise tax on excess contributions will not apply if the excess contribution and earnings allocable to it are distributed by the due date for your Federal income tax return, including extensions. If such a distribution is made, only the earnings are considered taxable income for the tax year in which the excess was contributed to the IRA. The return of earnings may also be subject to the 10% excise tax on early distributions discussed below. An IRS Form 1099-R will be issued for the year in which the distribution occurred, not the year in which the excess contribution was made. The 1099-R applies to amounts removed during the period January 1 through and including the due date of your Federal income tax return for the prior tax year. Consult IRS Publication 590 for more information pertaining to excess contributions. If you make an excess contribution to your IRA and it is not corrected on a timely basis, an excise tax of 6% is imposed on the excess amount. This tax will apply each year to any part or all of the excess that remains in your account. Earnings will be removed with the excess contribution if corrected before the Federal income tax-filing deadline (including extensions), pursuant to Internal Revenue Code Section 408(d)(4) and Internal Revenue Service (“IRS”) Publication 590. The IRS may impose a 10% early distribution penalty on the earnings if you are under age 59 1/2.

For the purpose of the excess contribution, we will calculate the net income attributable to that contribution (Net Income Attributable or “NIA”) using the method provided for in the IRS Final Regulations for Earnings Calculation for Returned or Recharacterized Contributions. This method calculates the NIA based on the actual earnings and losses of the IRA during the time it held the excess contribution. Please note that a negative NIA is permitted and, if applicable, will be deducted from the amount of the excess contribution. Excess contributions (plus or minus the NIA) that are distributed by your Federal income tax return due date (plus extensions) will be considered corrected, thus avoiding an excess contribution penalty.

Early Distributions

Your receipt or use of any portion of your account (excluding any amount representing a return of non-deducted contributions) before you attain age 59 1/2 is considered an early or premature distribution. The distribution is subject to a penalty tax equal to 10% of the distribution unless one of the following exceptions applies to the distribution:

1.	due to your death, or

2.	made because you became disabled, or

3.	used specifically for deductible medical expenses which exceed 7.5% of your adjusted gross income, or

4.	used for health insurance cost due to your unemployment, or

5.	used for higher education expenses defined in section 529(e)(3) of the Internal Revenue Code, or

6.	used toward the expenses of a first time home purchase up to a lifetime limit of $10,000, or

7.	part of a scheduled series of substantially equal payments over your life, or over the joint life expectancy of you and a beneficiary. If you request a distribution in the form of a series of substantially equal payments, and you modify the payments before 5 years have elapsed and before attaining age 59 1/2, the penalty tax will apply retroactively to the year payments began through the year of such modification, or

8.	required because of an IRS levy.

The 10% penalty tax is in addition to any Federal income tax that is owed at distribution. For more information on the 10% penalty tax and the exceptions listed above, consult IRS Publication 590.

REQUIRED DISTRIBUTIONS

You are required to begin receiving minimum distributions from your IRA by your required beginning date (the April 1 of the year following the year you attain age 70 1/2). The year you attain age 70 1/2 is referred to as your “first distribution calendar year”. Your minimum distribution for each year beginning with the calendar year you attain the age of 70 1/2 is generally based upon the value of your account at the end of the prior year divided by the factor for your age derived from the Uniform Lifetime Distribution Period Table regardless of who or what entity is your named beneficiary. This uniform table assumes you have a designated beneficiary exactly 10 years younger than you. However, if your spouse is your sole beneficiary and is more than 10 years younger than you, your required minimum distribution for each year may be based upon the joint life expectancies of you and your spouse. The account balance that is used to determine each year’s required minimum amount is the fair market value of each IRA you own as of the prior December 31st, adjusted for outstanding rollovers (or transfers) as of such prior December 31st and recharacterizations that relate to a conversion or failed conversion made in the prior year.

However, no payment will be made from this IRA until you provide the Custodian with a proper distribution request acceptable by the Custodian. Upon receipt of such distribution request, you may switch to a joint life expectancy in determining the required minimum distribution if your spouse was your sole beneficiary as of the January 1st of the calendar year that contains your required beginning date and such spouse is more than 10 years younger than you. The required minimum distribution for the second distribution calendar year and for each subsequent distribution calendar year must be made by December 31 of each such year.

DISTRIBUTIONS DUE TO DEATH

If, prior to your death, you have not started to take your required distributions and you properly designated a beneficiary(ies), the entire value of your IRA must be distributed to your beneficiaries within five years after your death, unless each designated beneficiary elects in writing, no later than September 30th of the year following the year in which you die, to take distributions over his/her life expectancy. These distributions must commence no later than December 31st of the calendar year following the calendar year of your death. However, if your spouse is your sole beneficiary, these distributions are not required to commence until the December 31st of the calendar year you would have attained the age of 70 1/2, if that date is later than the required commencement date in the previous sentence. If you die before your required beginning date and you do not have a designated beneficiary, the balance in your IRA must be distributed no later than the December 31st of the calendar year that contains the fifth anniversary of your death.

If you die on or after your required beginning date and you have a designated beneficiary, the balance in your IRA will be distributed to your beneficiary over the beneficiary’s single life expectancy. These distributions must commence no later than December 31st of the calendar year following the calendar year of your death. If you die on or after your required beginning date and you do not have a designated beneficiary, the balance in your IRA must be distributed over a period that does not exceed your remaining single life expectancy determined in the year of your death. However, the required minimum distribution for the calendar year that contains the date of your death is still required to be distributed. Such amount is determined as if you were still alive throughout that year. If your spouse is your sole beneficiary, your spouse may elect to treat your IRA as his or her own IRA, whether you die before or after your required beginning date. If you die after your required beginning date and your spouse elects to treat your IRA as his or her own IRA, any required minimum that has not been distributed for the year of your death must still be distributed to your surviving spouse and then the remaining balance can be treated as your spouse’s own IRA. After your death, your designated beneficiary may name a subsequent beneficiary. Any subsequent beneficiaries must take distributions at least as frequently as the original designated beneficiary. If you do not properly designate a beneficiary, or all designated beneficiaries have predeceased you, your spouse shall become the beneficiary or, if no surviving spouse or unmarried, the distribution will be made to your estate. Consult IRS Publication 590 or a competent estate-planning advisor for a complete discussion of rules governing distributions due to death.

In order to ensure the proper tax reporting of IRA distributions to the IRS, you are required to complete the appropriate distribution form for all distributions. Distribution forms are available from the Custodian and may be obtained by contacting PFPC or on our website at www.longleafpartners.com.

PROHIBITED TRANSACTIONS

If you or your beneficiary engage in any prohibited transaction (such as any sale, exchange, borrowing, or leasing of any property between you and your IRA; or any other interference with the independent status of the account), the account will lose its exemption from tax and be treated as having been distributed to you. The value of the entire account will be includible in your gross income. If you are under age 59 1/2, you would also be subject to the 10% penalty tax on early distributions.

If you or your beneficiary use (pledge) all or any part of your IRA as security for a loan, then the portion so pledged will be treated as if distributed to you, and will be taxable to you as ordinary income and subject to a 10% penalty tax if you have not attained age 59 1/2 during the year which you make such a pledge.

FEDERAL ESTATE AND GIFT TAXES

Amounts payable to your spouse as beneficiary of your IRA may qualify for estate tax marital deduction. An election under an IRA to have a distribution payable to your beneficiary upon your death will not be treated as a gift as long as you are able to name them as your beneficiary.

INCOME TAX WITHHOLDING

The Custodian is required to withhold Federal income tax from any distribution from your IRA to you at the rate of 10% unless you choose not to have tax withheld. You may elect out of withholding by advising the Custodian in writing, prior to the distribution, that you do not want tax withheld from the distribution. This election may be made on any form acceptable to the Custodian. If you do not elect out of tax withholding, you may direct the Custodian to withhold an additional amount of tax in excess of 10%, but not more than 90%.

ADDITIONAL INFORMATION

For more detailed information, you may obtain IRS Publication 590, Individual Retirement Arrangements (IRAs) from any district office of the Internal Revenue Service or by calling 1-800-TAX-FORM. Any IRA transaction may have tax consequences; consult your tax advisor to obtain information about the tax consequences in connection with your particular circumstances.

INFORMATION ABOUT YOUR INVESTMENTS

A mutual fund investment involves investment risks, including possible loss of principal. In addition, growth in the value of your account is neither guaranteed nor projected due to the characteristics of a mutual fund investment. Detailed information about the shares of each Longleaf Partners fund available for investment in your IRA must be furnished to you in the form of a prospectus. The method for computing and allocating annual earnings is set forth in the prospectus. (See prospectus section entitled “Dividends and Distributions.”) If you made an initial contribution of $1,000 on the first day of a calendar year and no further investment during that year, your contribution would also be subject to certain costs and expenses which would reduce any return you might obtain from your investment. (See the prospectus section entitled “Fund Fees and Expenses”, the “Expense Example” in the Annual Report and the sections referred to therein.)

Each Fund in which your Traditional IRA is invested pays fees for investment advisory, administrative, and other services. For further information regarding expenses, earnings, and distributions, see the Funds’ financial statements, prospectus and/or statement of additional information.

In the event that any Fund held in the Custodial Account is liquidated or is otherwise made unavailable by the Sponsor as a permissible investment for a Custodial Account hereunder, the liquidation or other proceeds of such Fund shall be invested in accordance with the instructions of the Depositor (as defined on p. 28); if the Depositor does not give such instructions, or if such instructions are unclear or incomplete in the opinion of the Service Company, the Service Company may invest such liquidation or other proceeds in such other Fund (including a money market fund if available) as the Sponsor designates, and neither the Service Company nor the Custodian will have any responsibility for such investment.

FEES AND CHARGES

The Longleaf Partners Funds charge no annual maintenance fees on IRA accounts.

FILING WITH THE IRS

Contributions to your IRA must be reported on your tax return (Form 1040 or 1040A, and Form 8606 for nondeductible IRA contributions) for the taxable year contributed. You or your beneficiary are subject to any of the Federal penalty taxes due to excess contributions, premature distributions, or missed Required Minimum Distributions.

IRS APPROVED FORM

Your Traditional IRA is the Internal Revenue Service’s model custodial account contained in IRS Form 5305-A. Certain additions have been made in Article VIII of the form. By following this form, your

Traditional IRA meets the requirements of the Internal Revenue Code. However, the IRS has not endorsed the merits of the investments allowed under the IRA. Form 5305-A may also be used by qualifying employers in conjunction with Form 5305-SEP to establish a Simplified Employee Pension plan (SEP) on behalf of employees. If your IRA is part of a SEP, details regarding SEPs should also be provided by your employer. This form cannot be used in connection with Coverdell Education Savings Accounts, Roth or SIMPLE IRAs.

Custodial Account Agreement

(Under section 408(a) of the Internal Revenue Code—Form 5305-A (Revised March 2002))

The Depositor whose name appears in the accompanying Application is establishing an individual retirement account (IRA) under section 408(a) to provide for his or her retirement and for the support of his or her beneficiaries after death. The Custodian, PFPC Trust Company, has given the Depositor the disclosure statement required under Regulations section 1.408-6.

The Depositor and the Custodian make the following agreement:

Article I

Except in the case of a rollover contribution described in section 408A(e), a recharacterized contribution described in section 408A(d)(6), or an IRA Conversion Contribution, the Custodian will accept only cash contributions and only up to a maximum amount of $3,000 per year for tax years 2002 through 2004. That contribution limit is increased to $4,000 for tax years 2005 through 2007 and $5,000 for 2008 and thereafter. For individuals who have reached the age of 50 before the close of the tax year, the contribution limit is increased to $3,500 per year for tax years 2002 through 2004, $4,500 for 2005, $5,000 for 2006 and 2007, and $6,000 for 2008 and thereafter. For tax years after 2008, the above limits will be increased to reflect a cost-of-living adjustment, if any.

Article II

The Depositor’s interest in the balance in the custodial account is nonforfeitable.

Article III

1.	No part of the custodial account funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of section 408(a)(5)).

2.	No part of the custodial account funds may be invested in collectibles (within the meaning of section 408(m)) except as otherwise permitted by section 408(m)(3), which provides an exception for certain gold, silver and platinum coins, coins issued under the laws of any state and certain bullion.

Article IV

1.	Notwithstanding any provision of this agreement to the contrary, the distribution of the Depositor’s interest in the custodial account shall be made in accordance with the following requirements and shall otherwise comply with section 408(a)(6) and Proposed Regulations section 1.408-8, including the incidental death benefit provisions of Proposed Regulations section 1.401(a)
(9)-2, the provisions of which are incorporated by reference.

2.	The Depositor’s entire interest in the custodial account must be, or begin to be, distributed not later than the Depositor’s required beginning date, April 1 following the calendar year in which the Depositor reaches age 70 1/2. By that date, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the custodial account distributed in:

(a)	A single sum or

(b)	Payments over a period not longer than the life of the Depositor or the joint lives of the Depositor and his or her designated beneficiary.

3.	If the Depositor dies before his or her entire interest is distributed to him or her, the remaining interest will be distributed as follows:

(a)	If the Depositor dies on or after the required beginning date and:

(i)	the designated beneficiary is the Depositor’s surviving spouse, the remaining interest will be distributed over the surviving spouse’s life expectancy as determined each year until such spouse’s death, or over the period in paragraph (a)(iii) below if longer. Any interest remaining after the spouse’s death will be distributed over such spouse’s remaining life expectancy as determined in the year of the spouse’s death and reduced by 1 for each subsequent year, or, if distributions are being made over the period in paragraph (a)(iii) below, over such period.

(ii)	the designated beneficiary is not the Depositor’s surviving spouse, the remaining interest will be distributed over the beneficiary’s remaining life expectancy as determined in the year following the death of the Depositor and reduced by 1 for each subsequent year, or over the period in paragraph (a)(iii) below if longer.

(iii)	there is no designated beneficiary, the remaining interest will be distributed over the remaining life expectancy of the Depositor as determined in the year of the Depositor’s death and reduced by 1 for each subsequent year.

(b)	If the Depositor dies before the required beginning date, the remaining interest will be distributed in accordance with (i) below or, if elected or there is no designated beneficiary, in accordance with (ii) below:

(i)	The remaining interest will be distributed in accordance with paragraphs (a)(i) and (a)(ii) above (but not over the period in paragraph (a)(iii), even if longer), starting by the end of the calendar year following the year of the Depositor’s death. If, however, the designated beneficiary is the Depositor’s surviving spouse, then this distribution is not required to begin before the end of the calendar year in which the Depositor would have reached age 70 1/2 but, in such case, if the Depositor’s surviving spouse dies before distributions are required to begin, then the remaining interest will be distributed in accordance with (a)(ii) above (but not over the period in paragraph (a)(iii), even if longer), over such spouse’s designated beneficiary’s life expectancy, or in accordance with (ii) below if there is no such designated beneficiary.

(ii)	The remaining interest will be distributed by the end of the calendar year containing the fifth anniversary of the Depositor’s death.

4.	If the Depositor dies before his or her entire interest has been distributed and if the designated beneficiary is not the Depositor’s surviving spouse, no additional contributions may be accepted in the account.

5.	The minimum amount that must be distributed each year, beginning with the year containing the Depositor’s required beginning date, is know as the “required minimum distribution” and is determined as follows:

(a)	The required minimum distribution under paragraph 2(b) for any year, beginning with the year the Depositor reaches age 70 1/2, is the Depositor’s account value at the close of business on December 31 of the preceding year divided by the distribution period in the uniform lifetime table in Regulations section

1.401(a)(9)-9. However, if the Depositor’s designated beneficiary is his or her surviving spouse, the required minimum distribution for a year shall not be more than the Depositor’s account value at the close of business on December 31 of the preceding year divided by the number in the joint and last survivor table in Regulations section 1.401(a)(9)-9. The required minimum distribution for a year under this paragraph (a) is determined using the Depositor’s (or, if applicable, the Depositor and spouse’s) attained age (or ages) in the year.

(b)	The required minimum distribution under paragraphs 3(a) and 3(b)(i) for a year, beginning with the year following the year of the Depositor’s death (or the year the Depositor would have reached age 70 1/2, if applicable under paragraph 3(b)(i)) is the account value at the close of business on December 31 of the preceding year divided by the life expectancy (in the single life table in Regulations section 1.401(a)(9)-9) of the individual specified in such paragraphs 3(a) and 3(b)(i).

(c)	The required minimum distribution for the year the Depositor reaches age 70 1/2 can be made as late as April 1 of the following year. The required minimum distribution for any other year must be made by the end of such year.

6.	The owner of two or more traditional IRAs may satisfy the minimum distribution requirements described above by taking from one traditional IRA the amount required to satisfy the requirement for another in accordance with the regulations under section 408(a)(6).

Article V

1.	The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under sections 408(i) and Regulations sections 1.408-5 and 1.408-6.

2.	The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor prescribed by the Internal Revenue Service.

Article VI

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with section 408(a) and the related regulations will be invalid.

Article VII

This agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signature appears on the IRA application.

Article VIII

1.	All funds in the custodial account (including earnings) shall be invested in shares of any one or more of the registered investment companies (“mutual funds”), or portfolios thereof, which have been designated by the company listed on the account opening documents (“company”) as eligible for investment under this custodial account. The mutual funds, portfolios, and company shall be collectively referred to herein as “the Funds” and the shares of the Funds shall be collectively referred to as “Fund Shares.” Fund Shares shall be purchased at the public offering price for Fund Shares next to be determined after receipt of the contribution by the Custodian or its agent.

2.	The shareholder of record of all Fund Shares shall be the Custodian or its nominee.

3.	The Depositor shall, from time to time, direct the Custodian to invest the funds of his/her custodial account in Fund Shares. Any funds, which are not directed as to investment, shall, at the sole discretion of the Custodian, be held uninvested until such direction is received from the Depositor or be returned to the Depositor without being deemed to have been contributed to his/her custodial account. The Depositor shall be the beneficial owner of all Fund Shares held in the custodial account, and the Custodian shall not vote any such shares except upon written direction of the Depositor.

4.	The Custodian agrees to forward, or to cause to be forwarded, to every Depositor the then-current prospectus(es) of the Funds, as applicable, which have been designated by the company as eligible for investment under the custodial account and selected by the Depositor for such investment, and all notices, proxies and related proxy soliciting materials applicable to said Fund Shares received by it.

5.	Each Depositor shall have the right by written notice to the Custodian to designate or to change a beneficiary to receive any benefit to which such Depositor may be entitled in the event of his/her death prior to the complete distribution of such benefit. A beneficiary designation will be deemed to be in effect when received in good order by the Custodian. If no such designation is in effect at the time of the Depositor’s death, or if the designated beneficiary has predeceased the Depositor, the spouse shall become the beneficiary or, if no surviving spouse or unmarried, the beneficiary shall be the Depositor’s estate.

6. (a)	The Custodian shall have the right to receive rollover contributions. The Custodian reserves the right to refuse to accept any property, which is not in the form of cash.

(b)	The Custodian, upon written direction of the Depositor and after submission to the Custodian of such documents as it may reasonably require, shall transfer the assets held under this Agreement (reduced by (1) any amounts referred to in paragraph 8 of this Article VIII and (2) any amounts required to be distributed during the calendar year of transfer) to a qualified retirement plan, to a successor individual retirement account, to an individual retirement annuity for the Depositor’s benefit, or directly to the Depositor.

Any amounts received or transferred by the Custodian under this paragraph 6 shall be accompanied by such records and other documents, as the Custodian deems necessary to establish the nature, value and extent of the assets and of the various interests therein.

7.	Without in any way limiting the foregoing, the Depositor hereby irrevocably delegates to the Custodian the right and power to amend at any time and from time to time the terms and provisions of this Agreement and hereby consents to such amendments, provided they shall comply with all applicable provisions of the Code, the Treasury regulations there under and with any other governmental law, regulation or ruling. Any such amendments shall be effective when the notice of such amendments is mailed to the address of the Depositor indicated by the Custodian’s records.

8.	Any income taxes or other taxes of any kind whatsoever levied or assessed upon or in respect of the assets of the custodial account or the income arising there from, any transfer taxes incurred, all other administrative expenses incurred, specifically including, but not limited to, administrative expenses incurred by the Custodian in the performance of its duties and fees for legal services rendered to the Custodian, and the Custodian’s compensation may be paid by the Depositor and, unless so paid within such time period as the Custodian may establish, shall be paid from the Depositor’s custodial account. The Custodian reserves the right to change or adjust its compensation upon 30 days advance notice to the Depositor.

9.	The benefits provided there under shall not be subject to alienation, assignment, garnishment, attachment, execution, or levy of any kind, and any attempt to cause such benefits to be so subjected shall not be recognized, except to such extent as may be required by law.

10.	The Custodian may rely upon any statement by the Depositor (or the Depositor’s beneficiary if the Depositor is deceased) when taking any action or determining any fact or question which may arise under this Custodial Agreement. The Depositor hereby agrees that neither the Custodian nor the Funds will be liable for any loss or expense resulting from any action taken or determination made in reliance on such statement. The Depositor assumes sole responsibility for assuring that contributions to the custodial account satisfy the limits specified in the appropriate provisions of the Code.

11.	The Custodian may resign at any time upon 30 days written notice to the Depositor and the Funds, and may be removed by the Depositor at any time upon 30 days written notice to the Custodian. Upon the resignation or removal of the Custodian, a successor Custodian shall be appointed within 30 days of such resignation notice and in the absence of such appointment, the Custodian shall appoint a successor unless the Agreement be sooner terminated. Any successor Custodian shall be a bank (as defined in section 408(n) of the Code) or such other person found qualified to act as a Custodian under an individual account plan by the Secretary of the Treasury or his delegate. The appointment of a successor Custodian shall be effective upon receipt by the Custodian of such successor’s written acceptance, which shall be submitted to the Custodian, the Funds, and the Depositor. Within 30 days of the effective date of the successor Custodian’s appointment, the Custodian shall transfer and deliver to the successor Custodian applicable account records and assets of the custodial account (reduced by any unpaid amounts referred to in paragraph 8 of this Article VIII). The successor Custodian (or any successor thereto) shall be subject to the provisions of this Agreement on the effective date of its appointment.

12.	The Custodian shall, from time to time, in accordance with instructions in writing from the Depositor (or the Depositor’s beneficiary if the Depositor is deceased), make distributions out of the custodial account in the manner and amounts as may be specified in such instructions (reduced by any amounts referred to in Article VIII, paragraph 8). A retirement Account Distribution form is available from the Custodian, and should be obtained and used to request any distribution from your IRA. Notwithstanding the provisions of Article IV above, the Custodian assumes (and shall have) no responsibility to make any distribution from the custodial account unless and until such written instructions specify the occasion for such distribution and the elected manner of distribution, except as set forth in the second part of this paragraph (12) below, with respect to age 70 1/2 distributions. Prior to making any such distribution from the custodial account, the Custodian shall be furnished with any and all applications, certificates, tax waivers, signature guarantees, and other documents (including proof of any legal representative’s authority) deemed necessary or advisable by the Custodian, but the Custodian shall not be liable for complying with written instructions which appear on their face to be genuine, or for refusing to comply if not satisfied such instructions are genuine, and assumes no duty of further inquiry. Upon receipt of proper written instructions as required above, the Custodian shall cause the assets of the custodial account to be distributed in cash and/or in kind, as specified in such written instructions.

The Depositor may select as a method of distribution under Article IV, paragraph 2. If the Depositor requests age 70 1/2 distribution by timely written instruction but does not choose any of the methods of distribution described above by the April 1st following the calendar year in which he or she reaches age 70 1/2, distribution to the Depositor will be made in accordance with Article IV, paragraph 2. If the Depositor does not request age 70 1/2 distribution from the custodial account by timely written instruction, or does not specify a method of calculating the amount of the age 70 1/2 distribution which the Depositor will be taking from another IRA(s), no distribution will be made; however calculation of the current year Required Minimum Distribution amount which cannot be rolled over to another IRA will be made in accordance with Article IV, paragraph 2, option (b).

13.	Distribution of the assets of the custodial account shall be made in accordance with the provisions of Article IV as the Depositor (or the Depositor’s beneficiary if the Depositor is deceased) shall elect by written instructions to the Custodian; subject, however, to the provisions of sections 401(a)(9), 408(a)(6) and 403(b)(10) of the Code, the regulations promulgated there under, Article VIII, paragraph 12 of this Agreement, and the following:

(i)	If the Depositor dies before his/her entire interest in the custodial account has been distributed, and if the designated beneficiary of the Depositor is the Depositor’s surviving spouse, the spouse may treat the custodial account as his/her own individual retirement arrangement. This election will be deemed to have been made if the surviving spouse makes a regular IRA contribution to the custodial account, makes a rollover to or from such custodial account, or fails to receive a payment from the custodial account within the appropriate time period applicable to the deceased Depositor under section 401(a(9)(B) of the Code.

The provisions of this paragraph (13) of Article VIII shall prevail over the provisions of Article IV to the extent the provisions of this paragraph (13) are permissible under proposed and/or final regulations promulgated by the Internal Revenue Service.

14.	In the event any amounts remain in the custodial account after the death of the Depositor, the rights of the Depositor under this Agreement shall thereafter be exercised by his or her beneficiary.

15.	The Custodian is authorized to hire agents (including any transfer agent for Fund Shares) to perform certain duties under this Agreement.

16.	This Agreement shall terminate coincident with the complete distribution of the assets of the Depositor’s account.

17.	All notices to be given by the Custodian to the Depositor shall be deemed to have been given when mailed to the address of the Depositor indicated by the Custodian’s records.

18.	Neither the Custodian nor the Funds shall be responsible for any losses, penalties or other consequences to the Depositor or any other person arising out of the making of, or the failure to make, any contribution or withdrawal.

19.	In addition to the reports required by paragraph (2) of Article V, the Custodian shall periodically cause to be mailed to the Depositor in respect of each such period an account of all transactions affecting the custodial account during such period and a statement showing the custodial account as of the end of such period. If, within 30 days after such mailing, the Depositor has not given the Custodian written notice of any exception or objection thereto, the periodic accounting shall be deemed to have been approved and, in such case or upon the written approval of the Depositor, the Custodian and the Funds shall be released, relieved and discharged with respect to all matters and statements set forth in such accounting as though the account had been settled by judgment or decree of a court of competent jurisdiction.

20.	In performing the duties conferred upon the Custodian by the Depositor there under, the Custodian shall act as the agent of the Depositor. The parties do not intend to confer any fiduciary duties on the Custodian or the Funds, and none shall be implied. Neither the Custodian nor the Funds shall be liable (and neither assumes any responsibility) for the collection of contributions, the deductibility or the propriety of any contribution under this Agreement, the selection of any Fund Shares for this custodial account, or the purpose or propriety of any distribution made in accordance with Article IV and Paragraph 12 or 13 of Article VIII, which matters are the sole responsibility of the Depositor or the Depositor’s beneficiary, as the case may be.

The Depositor and the successors of the Depositor, including any designated beneficiary, executor or administrator of the Depositor, shall, to the extent permitted by law, indemnify and hold the Custodian and the Funds and their affiliates, successors and assigns harmless from any and all claims, actions or liabilities of the Custodian, except such as may arise from the Custodian’s own bad faith, negligence, nonfeasance, or willful misconduct.

21.	The Custodian shall be responsible solely for the performance of those duties expressly assigned to it in this Agreement and by operation of law. Neither the Custodian nor the Funds shall have any duty to account for deductible contributions separately from nondeductible contributions, unless required to do so by applicable law. In determining the taxable amount of a distribution, the Depositor shall rely only on his or her federal tax records, and the Custodian shall withhold federal income tax from any distribution from the custodial account as if the total amount of the distribution is includible in the Depositor’s income.

22.	Except to the extent superseded by federal law, this Agreement shall be governed by, and construed, administered and enforced according to, the laws of the State of Delaware, and all contributions shall be deemed made in Delaware.

23.	Participant — As referenced in the Adoption Agreement/Application and in any forms associated with this Custodial Agreement, carries the same definition as the Depositor identified in Article I and the Definitions Section of this Custodial Agreement.

GENERAL INSTRUCTIONS

(Section references are to the Internal Revenue Code unless otherwise noted.)

Purpose of Form

Form 5305-A is a model custodial account agreement that meets the requirements of section 408(a) and has been automatically approved by the IRS. An individual retirement account (IRA) is established after the form is fully executed by both the individual (Depositor) and the Custodian and must be completed no later than the due date of the individual’s income tax return for the tax year (without regard to extensions). This account must be created in the United States for the exclusive benefit of the Depositor or his or her beneficiaries.

Do not file Form 5305-A with the IRS. Instead, keep it for record purposes.

For more information on IRAs, including the required disclosures the Custodian must give the Depositor, see Pub. 590, Individual Retirement Arrangements (IRAs).

Definitions

Custodian. The Custodian must be a bank or savings and loan association, as defined in section 408(n), or any person who has the approval of the IRS to act as Custodian.

Depositor. The Depositor is the person who establishes the custodial account.

Identifying Number

The Depositor’s social security number will serve as the identification number of his or her IRA. An employer identification number (EIN) is required only for an IRA for which a return is filed to report unrelated business taxable income. An EIN is required for a common fund created for IRAs.

Traditional IRA for Nonworking Spouse

Form 5305-A may be used to establish the IRA custodial account for a nonworking spouse. Contributions to an IRA custodial account for a nonworking spouse must be made to a separate IRA custodial account established by the nonworking spouse.

SPECIFIC INSTRUCTIONS

Article IV. Distributions made under this article may be made in a single sum, periodic payment, or a combination of both. The distribution option should be reviewed in the year the Depositor reaches age 70 1/2 to ensure that the requirements of section 408(a)(6) have been met.

Article VIII. Article VIII and any that follow it may incorporate additional provisions that are agreed to by the Depositor and Custodian to complete the agreement. They may include, for example, definitions, investment powers, voting rights, exculpatory provisions, amendment and termination, removal of the Custodian, Custodian’s fees, state law requirements, Federal Law requirements, regulatory requirements, beginning date of distributions, accepting only cash, treatment of excess contributions, prohibited transactions with the Depositor, etc. Use additional pages if necessary and attach them to this form.

Note: Form 5305-A may be reproduced and reduced in size.

Simplified Employee
Pension (SEP) IRA

A SEP is a written arrangement (a plan) that allows your employer to make contributions toward your retirement. Contributions are made to a Traditional Individual Retirement Account (Traditional IRA). Your employer will provide you with a copy of the agreement containing participation rules and a description of how employer contributions may be made to your IRA. Your employer must also provide you with a copy of the completed Form 5305-SEP and a yearly statement showing any contributions to your IRA.

•	If you are an employer who is establishing a SEP Plan, please refer to the IRS website at www.IRS.gov to obtain a copy of Form 5305-SEP.

•	Your employer has adopted a SEP Plan for your retirement needs. Please read the information on Form 5305-SEP as it contains important information on how a SEP works and your rights.

•	Your employer will determine the amount to be contributed to your IRA each year. The amount for any year is limited to the smaller of the annual 415(c) dollar limitation (adjusted for cost-of-living, if applicable) or 25% of your compensation. Please see Form 5305-SEP for current limitations on benefits and contributions (COLA) limits.

•	All amounts contributed to your IRA by your employer belong to you even after you stop working for the employer.

•	Employer contributions to your SEP-IRA are excluded from your income unless there are contributions in excess of the applicable limit.

•	You may make regular IRA contributions to an IRA. However, the amount you can deduct may be reduced or eliminated because, as a participant of a SEP, you are covered by an employer retirement plan. Please consult IRS Publication 590 regarding IRA contributions.

Roth Individual
Retirement Account
Disclosure Statement

The following information is the disclosure statement required by Federal tax regulations. You should read this disclosure statement, the Custodial Account Agreement, and the prospectus for the Longleaf Partners Funds in which your Roth Individual Retirement Account (Roth IRA) contributions will be invested.

REVOCATION OF YOUR ROTH IRA

You have the right to revoke your Roth IRA and receive the entire amount of your initial contribution by notifying PFPC Trust Company, the Custodian of your Roth IRA, in writing within seven (7) calendar days of establishment of your Roth IRA. If you revoke your Roth IRA within seven days, you are entitled to a return of the entire amount paid by you, without adjustment for such items as sales commission, administrative expenses, or fluctuations in market value. If you decide to revoke your Roth IRA, notice should be delivered or mailed to:

First Class Mail:	Overnight Express:
Longleaf Partners Funds	Longleaf Partners Funds
c/o PFPC Inc.	c/o PFPC Inc.
P.O. Box 9694	101 Sabin Street
Providence, RI 02940-9694	Pawtucket, RI 02860
(508) 871-8800

This notice should be signed by you and include the following:

1.	The date;

2.	A statement that you elect to revoke your Roth IRA;

3.	Your Roth IRA account number;

4.	The date your Roth IRA was established;

5.	Your signature and your printed or typed name.

Mailed notice will be deemed given on the date that it is postmarked, if it is properly addressed and deposited either in the United States mail, first class postage prepaid, or with an Internal Revenue Service (IRS) approved overnight service. This means that if you mail your notice it must be postmarked on or before the seventh calendar day after your Roth IRA was opened. A revoked Roth IRA will be reported to the IRS and the Depositor on Forms 1099-R and 5498.

YOUR ROTH INDIVIDUAL
RETIREMENT ACCOUNT

You have opened a Roth Individual Retirement Account which is an account for the exclusive benefit of you and your beneficiaries, created by a written instrument (the Custodial Account Agreement). The following requirements apply to your Roth IRA:

1.	Contributions, transfers and rollovers may be made only in “cash” by check, draft, or other form acceptable to the Custodian;

2.	The Custodian must be a bank, trust company, savings and loan association, credit union or a person who is approved to act in such capacity by the Secretary of the Treasury;

3.	No part may be invested in life insurance contracts;

4.	Your interest must be nonforfeitable;

5.	The assets of the custodial account may not be mixed with other property except in a common investment fund;

6.	There is no age limit on contributions as long as you have earned income;

7.	Your adjusted gross income must be within the eligibility limits (discussed under “Contributions” below); and

8.	There are no mandatory withdrawals during your lifetime.

ELIGIBILITY

You are permitted to make a regular contribution to your Roth IRA for any taxable year if you receive compensation for such taxable year. Compensation includes salaries, wages, tips, commissions, bonuses, alimony, royalties from creative efforts and “earned income” in the case of self-employment.

CONTRIBUTIONS

Subject to the income eligibility limits described below, the maximum allowable contribution to your IRAs (Roth, deductible, and non-deductible) each tax year is the lesser of (a) $4,000* or (b) 100% of your compensation or earnings from self-employment. If your spouse is not employed or earns less than you earn, you may also contribute to a Roth IRA on behalf of your spouse. The maximum contribution to your spouse’s Roth IRA is the lesser of (a) $4,000* or (b) the combined compensation of both spouses, minus the dollar amount of the IRA contribution made by you. The total combined contribution to each individual’s IRAs (Roth, deductible, and non-deductible) cannot exceed these limits. Contributions made to SEP or SIMPLE IRAs are not taken into account for purposes of the $4,000 contribution limit. Additionally, Roth IRA contributions cannot be commingled with SEP or SIMPLE IRA contributions. Any contribution made to your Roth IRA will be treated as a contribution for the year it is received, unless the contribution is made between January 1 and April 15, and you have identified the contribution as a prior year contribution. A contribution made pursuant to a payroll deduction or systematic investment plan may only be characterized as a contribution for the year in which it is received by PFPC (not the date paid or sent from your account).

Roth IRA Contribution Limits*

	If Under	If Age 50
Tax Year	Age 50	or Over

2005	$4,000	$4,500
2006-2007	$4,000	$5,000
2008	$5,000	$6,000

Note: For tax years after 2008, the above limits will be increased to reflect a cost-of-living adjustment, if any.

Contributions can continue to be made to a Roth IRA after you attain age 70 1/2 as long as the requirements of earned income are met.

There is a phase-out of eligibility to make a Roth IRA contribution if your adjusted gross income (AGI) is between certain levels. For a single depositor, the $4,000 maximum annual contribution is phased out to zero between AGI of $95,000 and $110,000; for a married depositor who files jointly, between AGI of $150,000 and $160,000; and for a married depositor who files separately, between $0 and $10,000. Single filers with AGI above $110,000, joint filers with AGI above $160,000 and married separate filers with AGI above $10,000 may not contribute to a Roth IRA. These limits may be adjusted from time to time by the Internal Revenue Service. Please refer to IRS Publication 590 for more information.

ROTH CONVERSIONS

You may convert a Traditional or SEP IRA into a Roth IRA if your AGI (single or joint) does not exceed $100,000 for the tax year unless you are married and file separately. (If you are a married individual, filing a separate return, and have lived apart from your spouse for the entire year, you may be eligible to be treated as a single taxpayer.) For purposes of the conversion, neither the conversion amount nor the amount of any required minimum distribution from your Traditional IRA is included in the AGI limit of $100,000. If a distribution converted from a Traditional IRA is deposited to your Roth IRA within 60 calendar days of receipt, the amount of the conversion distribution will be taxed as ordinary income, except that the amount of any distribution from the Traditional IRA which represents the return of non-deductible contributions is not taxed. The IRS enforces the 60-day time limit strictly. You may not convert any portion of a Required Minimum Distribution (RMD). The 10% penalty for distributions under age 59 1/2 will not apply to the amount converted if held in your Roth IRA for at least five years and certain other criteria are met. See the section on Taxation of Distributions below. Your Traditional IRA may also be converted to a Roth IRA by means of a direct transfer between the two financial institutions.

A conversion is reported as a distribution from the Traditional IRA (IRS Form 1099-R) and a conversion contribution to the Roth IRA (IRS Form 5498). The rules regarding conversions to Roth IRAs are complex and you should consult a competent tax advisor prior to a conversion.

RECHARACTERIZATION OF CONTRIBUTIONS

All or part of a contribution you make to your Roth IRA, along with any allocable earnings or losses, may be recharacterized and treated as if made to your Traditional IRA on the date the contribution was originally made to your Roth IRA. All or part of a contribution you make to your Traditional IRA, may be recharacterized and treated as if made to your Roth IRA on the date the contribution was originally made to your Traditional IRA. Recharacterization of a contribution is irrevocable, and must be completed on or before the due date, including extensions, for filing your Federal income tax return for the tax year for which the contribution was originally made. Please refer to IRS Publication 590 for more information.

A recharacterized contribution is reported as a distribution from the first IRA (IRS Form 1099-R) and a recharacterization contribution to the second IRA (IRS Form 5498) for the tax year in which the recharacterization occurs. The rules regarding recharacterization are complex and you should consult a competent tax advisor prior to any recharacterization.

Recharacterization of a Conversion
(Correction Process)

You may correct a conversion made in error by recharacterizing the conversion. A conversion is recharacterized by moving the conversion amount, plus allocable earnings back to a Traditional IRA. The correction must take place prior to the due date, including extensions, for filing your Federal income tax return for the tax year in which the conversion was originally made. A recharacterized conversion may be converted back to a Roth IRA, however limitations may apply. Assets that have been recharacterized back to a Traditional IRA cannot be reconverted to a Roth IRA in the same tax year or within thirty days.

A recharacterized conversion is reported as a distribution from the Roth IRA (IRS Form 1099-R) and a recharacterization contribution to the Traditional IRA (IRS Form 5498) for the tax year in which the recharacterization occurs. The rules regarding recharacterization are complex and you should consult a competent tax advisor prior to any recharacterization or reconversion.

Recharacterization forms are available from the Custodian and should be used for all recharacterization requests.

INCOME TAX DEDUCTION

Your contribution to a Roth IRA is not deductible on your Federal income tax return.

TAXATION OF DISTRIBUTIONS

Any distribution, or portion of any distribution, which consists of the return of contributions you made to your Roth IRA is not subject to Federal income tax. For Federal income tax purposes, contributions are presumed to be withdrawn first, then conversion contributions, then earnings.

The earnings on your contributions will not be subject to Federal income tax when withdrawn if the assets being withdrawn have been in your Roth IRA for at least five (5) years from the first taxable year in which a contribution, including rollover and conversion contributions, was made to the Roth IRA. Additionally, any one of the following criteria must be met:

1.	you are over the age of 59 1/2, or

2.	used toward the expenses of a first time home purchase up to a lifetime limit of $10,000, or

3.	made because you became disabled, or

4.	due to your death.

The earnings portion of distributions made prior to the end of the five-year holding period, regardless of the reason, are subject to ordinary income tax plus a 10% penalty tax on early distributions. Distribution of conversion contributions prior to five years from the tax year of conversion are subject to the 10% penalty tax unless one of the exceptions listed below under Early Distributions applies, however, such distributions are not subject to ordinary income tax. Exceptions to the 10% additional tax on early distributions are described below in the section on Penalty Tax on Certain Transactions.

Rollovers from one Roth IRA to another Roth IRA are permitted within the 60 calendar day period after receipt. The amount rolled over within 60 days will not be taxable. The IRS enforces the 60-day time limit strictly. Rollovers from a Roth IRA to a Coverdell ESA, Traditional, SEP or SIMPLE IRA are not permitted.

If you make a tax-free rollover of any part of a distribution from a Roth IRA, you cannot, within a 1-year period, make a tax-free rollover of any later distribution from that same Roth IRA. You also cannot make a tax-free rollover of any amount distributed, within the same 1-year period, from the Roth IRA into which you made the tax-free rollover.

Distributions under $10 will not be reported to you on IRS Form 1099-R as allowed under IRS regulations. However, you must still report these distributions to the IRS on IRS Form 1040 as well as other forms that may be required to properly file your tax return.

PENALTY TAX ON CERTAIN TRANSACTIONS

Excess Contributions

Amounts contributed to your Roth IRA in excess of the allowable limit (including any over-contribution resulting from contributions through a payroll deduction or systematic investment plan) will be subject to a non-deductible excise tax of 6% for each year until the excess is used up as an allowable contribution (in a subsequent year) or returned to you. The 6% excise tax on excess contributions will not apply if the excess contribution and earnings allocable to it are distributed by the due date for your Federal income tax return, including extensions. If such a distribution is made, only the earnings are considered taxable income for the tax year in which the excess was contributed to the IRA. The return of earnings may also be subject to the 10% excise tax on early distributions discussed below. An IRS Form 1099-R will be issued for the year in which the distribution occurred, not the year in which the excess contribution was made. The 1099-R applies to amounts removed during the period January 1 through and including the due date of your Federal income tax return for the prior tax year. Consult IRS Publication 590 for more information pertaining to excess contributions. If you make an excess contribution to your IRA and it is not corrected on a timely basis, an excise tax of 6% is imposed on the excess amount. This tax will apply each year to any part or all of the excess that remains in your account.

Earnings will be removed with the excess contribution if corrected before the Federal income tax-filing deadline (including extensions), pursuant to Internal Revenue Code Section 408(d)(4) and Internal Revenue Service (“IRS”) Publication 590. The IRS may impose a 10% early distribution penalty on the earnings if you are under age 59 1/2.

For the purpose of the excess contribution, we will calculate the net income attributable to that contribution (Net Income Attributable or “NIA”) using the method provided for in the IRS Final Regulations for Earnings Calculation for Returned or Recharacterized Contributions. This method calculates the NIA based on the actual earnings and losses of the IRA during the time it held the excess contribution. Please note that a negative NIA is permitted and, if applicable, will be deducted from the amount of the excess contribution.

Excess contributions (plus or minus the NIA) that are distributed by your Federal income tax return due date (plus extensions) will be considered corrected, thus avoiding an excess contribution penalty.

Early Distributions

The earnings portion of distributions made prior to the end of the five-year holding period or which fail to meet the criteria outlined above in Taxation on Distributions are subject to ordinary income taxes. The earnings portion of the distribution is also subject to the 10% penalty tax on early distributions unless one of the following exceptions applies to the distribution:

1.	you are over age 59 1/2, or

2.	due to your death, or

3.	made because you became disabled, or

4.	used specifically for deductible medical expenses which exceed 7.5% of your adjusted gross income, or

5.	used for health insurance cost due to your unemployment, or

6.	used for higher education expenses defined in section 529(e)(3) of the Internal Revenue Code, or

7.	used toward the expenses of a first time home purchase up to a lifetime limit of $10,000, or

8.	part of a scheduled series of substantially equal payments over your life, or over the joint life expectancy of you and a beneficiary. If you request a distribution in the form of a series of substantially equal payments, and you modify the payments before 5 years have elapsed and before attaining age 59 1/2, the penalty tax will apply retroactively to the year payments began through the year of such modification, or

9.	required because of an IRS levy.

The 10% penalty tax is in addition to any Federal income tax that is owed at distribution. For more information on the 10% penalty tax and the exceptions listed above, consult IRS Publication 590.

REQUIRED DISTRIBUTIONS

You are not required to take distributions from your Roth IRA during your lifetime.

DISTRIBUTION DUE TO DEATH

If you have properly designated a beneficiary, the entire value of your IRA must be distributed to your beneficiaries within five years after your death, unless each designated beneficiary elects in writing, no later than September 30th of the year following the year in which you die, to take distributions over his/her life expectancy. These distributions must commence no later than December 31st of the calendar year following the calendar year of your death. Your designated beneficiary may name a subsequent beneficiary. Any subsequent beneficiaries must take distributions at least as frequently as the original designated beneficiary.

If you do not properly designate a beneficiary, or all designated beneficiaries have predeceased you, your spouse shall become the beneficiary or, if no surviving spouse or unmarried, the distribution will be made to your estate. Consult IRS Publication 590 or a competent estate-planning advisor for a complete discussion of rules governing distributions due to death.

If your designated beneficiary is your spouse, then he/she may elect to either treat the Roth IRA as his/her own or to rollover the funds into his/her own Roth IRA. Consult IRS Publication 590 for a complete discus-

sion of rules governing distributions due to death.

In order to ensure the proper tax reporting of Roth IRA distributions to the IRS, you are required to complete the appropriate distribution form for all distributions. Distribution forms are available from the Custodian and may be obtained by contacting PFPC or on our website www.longleafpartners.com.

PROHIBITED TRANSACTIONS

If you or your beneficiary engage in any prohibited transaction (such as any sale, exchange, borrowing, or leasing of any property between you and your Roth IRA; or any other interference with the independent status of the account), the account will lose its exemption from tax and be treated as having been distributed to you. The value of the earnings on your account will be includible in your gross income. If you are under age 59 1/2, you would also be subject to the 10% penalty tax on early distributions.

If you or your beneficiary use (pledge) all or any part of your Roth IRA as security for a loan, then the portion so pledged will be treated as if distributed to you, and will be taxable to you as a nonqualified distribution, and subject to a 10% penalty tax on the taxable portion of such distribution if you have not attained age 59 1/2 during the year in which you make such a pledge.

FEDERAL ESTATE AND GIFT TAXES

Amounts payable to your spouse as beneficiary of your IRA may qualify for estate tax marital deduction. An election under an IRA to have a distribution payable to your beneficiary upon your death will not be treated as a gift as long as you are able to change your beneficiary.

INCOME TAX WITHHOLDING

The Custodian is required to withhold Federal income tax from any distribution from your Roth IRA to you at the rate of 10% unless you choose not to have tax withheld. You may elect out of withholding by advising the Custodian in writing, prior to the distribution, that you do not want tax withheld from the distribution. This election may be made on any other form acceptable to the Custodian. If you do not elect out of tax withholding, you may direct the Custodian to withhold an additional amount of tax in excess of 10%, but not more than 90%.

ADDITIONAL INFORMATION

For more detailed information, you may obtain IRS Publication 590, Individual Retirement Arrangements (IRAs) from any district office of the Internal Revenue Service or by calling 1-800-TAX-FORM.

Any Roth IRA transaction may have tax consequences; consult your tax advisor to obtain information about the tax consequences in connection with your particular circumstances.

INFORMATION ABOUT YOUR INVESTMENTS

A mutual fund investment involves investment risks, including possible loss of principal. In addition, growth in the value of your account is neither guaranteed nor projected due to the characteristics of a mutual fund investment. Detailed information about the shares of each Longleaf Partners fund available for investment in your Roth IRA must be furnished to you in the form of a prospectus. The method for computing and allocating annual earnings is set forth in the prospectus. (See prospectus section entitled “Dividends and Distributions”). If you made an initial contribution of $1,000 on the first day of a calendar year and no further investment during that year, your contribution would also be subject to certain costs and expenses that would reduce any return you might obtain from your investment. (See the prospectus section entitled “Fund Fees and Expenses”, the “Expense Example” in the Annual Report and the sections referred to therein.)

Each Fund in which your Roth IRA is invested pays fees for investment advisory, administrative, and other services. For further information regarding expenses, earnings, and distributions, see the Funds’ financial statements, prospectus and/or statement of additional information.

In the event that any Fund held in the Custodial Account is liquidated or is otherwise made unavailable by the Sponsor as a permissible investment for a Custodial Account hereunder, the liquidation or other proceeds of such Fund shall be invested in accordance with the instructions of the Depositor; if the Depositor does not give such instructions, or if such instructions are unclear or incomplete in the opinion of the Service Company, the Service Company may invest such liquidation or other proceeds in such other Fund (including a money market fund if available) as the Sponsor designates, and neither the Service Company nor the Custodian will have any responsibility for such investment.

FEES AND CHARGES

The Longleaf Partners Funds charge no annual maintenance fees on IRA accounts.

IRS APPROVED FORM

Your Roth IRA is the Internal Revenue Service’s model custodial account contained in IRS Form 5305-RA. Certain additions have been made in Article IX of the form. By following this form, your Roth IRA meets the requirements of the Internal Revenue Code. However, the IRS has not endorsed the merits of the investments allowed under the Roth IRA. This form cannot be used in connection with Coverdell Education Savings Accounts, SEP, SIMPLE or Traditional IRAs.

Custodial Account Agreement

(Under section 408A of the Internal Revenue Code—Form 5305-RA (March 2002))

The Depositor whose name appears in the accompanying Application is establishing a Roth individual retirement account (Roth IRA) under section 408A to provide for his or her retirement and for the support of his or her beneficiaries after death. The Custodian, PFPC Trust Company, has given the Depositor the disclosure statement required under Regulations section 1.408-6.

The Depositor and the Custodian make the following agreement:

Article I

Except in the case of a rollover contribution described in section 408A(e), a recharacterized contribution described in section 408A(d)(6), or an IRA Conversion Contribution, the Custodian will accept only cash contributions and only up to a maximum amount of $3,000 per year for tax years 2002 through 2004. That contribution limit is increased to $4,000 for tax years 2005 through 2007 and $5,000 for 2008 and thereafter. For individuals who have reached the age of 50 before the close of the tax year, the contribution limit is increased to $3,500 per year for tax years 2002 through 2004, $4,500 for 2005, $5,000 for 2006 and 2007, and $6,000 for 2008 and thereafter. For tax years after 2008, the above limits will be increased to reflect a cost-of-living adjustment, if any.

Article II

1.	The annual contribution limit described in Article I is gradually reduced to $0 for higher income levels. For a single depositor, the annual contribution is phased out between adjusted gross income (AGI) of $95,000 and $110,000, for a married depositor filing jointly, between AGI of $150,000 and $160,000; and for a married depositor filing separately, between AGI of $0 and $10,000. In the case of a conversion, the Custodian will not accept IRA Conversion Contributions in a tax year if the depositor’s AGI for the tax year the funds were distributed from the other IRA exceeds $100,000 or if the depositor is married and files a separate return. Adjusted gross income is defined in section 408A(c)(3) and does not include IRA Conversion Contributions.

2.	In the case of a joint return, the AGI limits in the preceding paragraph apply to the combined AGI of the Depositor and his or her spouse.

Article III

The Depositor’s interest in the balance in the custodial account is nonforfeitable.

Article IV

1.	No part of the custodial account funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of section 408(a)(5)).

2.	No part of the custodial account funds may be invested in collectibles (within the meaning of section 408(m)) except as otherwise permitted by section 408(m)(3), which provides an exception for certain gold, silver, and platinum coins, coins issued under the laws of any state and certain bullion.

Article V

1.	If the Depositor dies before his or her entire interest is distributed to him or her and the grantor’s surviving spouse is not the sole beneficiary, the remaining interest will be distributed in accordance with (a) below or, if elected or there is no designated beneficiary, in accordance with (b) below:

(a)	The remaining interest will be distributed, starting by the end of the calendar year following the year of the Depositor’s death, over the designated beneficiary’s remaining life expectancy as determined in the year following the death of the Depositor.

(b)	The remaining interest will be distributed by the end of the calendar year containing the fifth anniversary of the Depositor’s death.

2.	The minimum amount that must be distributed each year under paragraph 1(a) above is the account value at the close of business on December 31 of the preceding year divided by the life expectancy (in the single life table in Regulations section 1.401 (a)(9)-9) of the designated beneficiary using the attained age of the beneficiary in the year following the year of the Depositor’s death and subtracting 1 from the divisor for each subsequent year.

3.	If the Depositor’s surviving spouse is the designated beneficiary, such spouse will then be treated as the Depositor.

Article VI

1.	The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under sections 408(i) and

408A(d)(3)(E), Regulations sections 1.408-5 and 1.408-6, and under guidance published by the Internal Revenue Service.

2.	The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor as prescribed by the Internal Revenue Service.

Article VII

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through IV and this sentence will be controlling. Any additional articles that are not consistent with section 408A, the related regulations, and other published guidance will be invalid.

Article VIII

This agreement will be amended from time to time to comply with the provisions of the Code, related regulations, and other published guidance. Other amendments may be made with the consent of the persons whose signatures appear on the IRA application.

Article IX

1.	All funds in the custodial account (including earnings) shall be invested in shares of any one or more of the registered investment companies (“mutual funds”), or portfolios thereof, which have been designated by the company listed on the account opening documents (“company”) as eligible for investment under this custodial account. The mutual funds, portfolios, and company shall be collectively referred to herein as “the Funds” and the shares of the Funds shall be collectively referred to as “Fund Shares.” Fund Shares shall be purchased at the public offering price for Fund Shares next to be determined after receipt of the contribution by the Custodian or its agent.

2.	The shareholder of record of all Fund Shares shall be the Custodian or its nominee.

3.	The Depositor shall, from time to time, direct the Custodian to invest the funds of his/her Custodian account in Fund Shares. Any Funds, which are not directed as to investment, shall, at the sole discretion of the Custodian, be held uninvested until such direction is received from the Depositor or be returned to the Depositor without being deemed to have been contributed to his/her custodial account. The Depositor shall be the beneficial owner of all Fund Shares held in the custodial account, and the Custodian shall not vote any such shares except upon written direction of the Depositor.

4.	The Custodian agrees to forward, or to cause to be forwarded, to every Depositor the then-current prospectus(es) of the Funds, as applicable, which have been designated by the company as eligible for investment under the custodial account and selected by the Depositor for such investment, and all notices, proxies and related proxy soliciting materials applicable to said Fund Shares received by it.

5.	Each Depositor shall have the right by written notice to the Custodian to designate or to change a beneficiary to receive any benefit to which such Depositor may be entitled in the event of his/her death prior to the complete distribution of such benefit. A beneficiary designation will be deemed to be in effect when received in good order by the Custodian. If no such designation is in effect at the time of the Depositor’s death, or if the designated beneficiary has predeceased the Depositor, the spouse shall become the beneficiary or, if no surviving spouse or unmarried, the beneficiary shall be the Depositor’s estate.

6. (a)	The Custodian shall have the right to receive rollover and conversion contributions as allowed under IRS Code Section 408A, however it is the Depositor’s responsibility to ensure that such rollovers and conversions are eligible to be contributed to this Roth IRA. The Custodian reserves the right to refuse to accept any property, which is not in the form of cash.

(b)	The Custodian, upon written direction of the Depositor and after submission to the Custodian of such documents as it may reasonably require, shall transfer the assets held under this Agreement (reduced by any amounts referred to in paragraph 8 of this Article IX) to a successor Roth Individual Retirement Account or directly to the Depositor.

Any amounts received or transferred by the Custodian under this paragraph 6 shall be accompanied by such records and other documents, as the Custodian deems necessary to establish the nature, value and extent of the assets and of the various interests therein.

7.	Without in any way limiting the foregoing, the Depositor hereby irrevocably delegates to the Custodian the right and power to amend at any time and from time to time the terms and provisions of this Agreement and hereby consents to such amendments, provided they shall comply with all applicable provisions of the Code, the Treasury regulations there under and with any other governmental law, regulation or ruling. Any such amendments shall be effective when the notice of such amendments is mailed to the address of the Depositor indicated by the Custodian’s records.

8.	Any income taxes or other taxes of any kind whatsoever levied or assessed upon in respect of the assets of the custo-

dial account or the income arising there from, any transfer taxes incurred, all other administrative expenses incurred, specifically including, but not limited to, administrative expenses incurred by the Custodian in the performance of its duties and fees for legal services rendered to the Custodian, and the Custodian’s compensation may be paid by the Depositor and, unless so paid within such time period as the Custodian may establish, shall be paid from the Depositor’s custodial account. The Custodian reserves the right to change or adjust its compensation upon 30 days advance notice to the Depositor.

9.	The benefits provided hereunder shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected shall not be recognized, except to such extent as may be required by law.

10.	The Custodian may rely upon any statement by the Depositor (or the Depositor’s beneficiary if the Depositor is deceased) when taking any action or determining any fact or question which may arise under this Custodial Agreement. The Depositor hereby agrees that neither the Custodian nor the Funds will be liable for any loss or expense resulting from any action taken or determination made in reliance on such statement. The Depositor assumes sole responsibility for assuring that contributions to the custodial account satisfy the limits specified in the appropriate provisions of the Code.

11.	The Custodian may resign at any time upon 30 days written notice to the Depositor and the Funds, and may be removed by the Depositor at any time upon 30 days written notice to the Custodian. Upon the resignation or removal of the Custodian, a successor Custodian shall be appointed within 30 days of such resignation notice and in the absence of such appointment, the Custodian shall appoint a successor unless the Agreement is sooner terminated. Any successor Custodian shall be a bank (as defined in section 408(n) of the Code) or such other person found qualified to act as a Custodian under an individual account plan by the Secretary of the Treasury or his delegate. The appointment of a successor Custodian shall be effective upon receipt by the Custodian of such successor’s written acceptance that shall be submitted to the Custodian, the Funds, and the Depositor. Within 30 days of the effective date of a successor Custodian’s appointment, the Custodian shall transfer and deliver to the successor Custodian applicable account records and assets of the custodial account (reduced by any unpaid amounts referred to in paragraph 8 of this Article IX). The successor Custodian shall be subject to the provisions of this Agreement (or any successor thereto) on the effective date of its appointment.

12.	The Custodian shall, from time to time, in accordance with instructions in writing from the Depositor (or the Depositor’s beneficiary if the Depositor is deceased), make distributions out of the custodial account to the Depositor in the manner and amounts as may be specified in such instructions (reduced by any amounts referred to in Article IX, paragraph 8). A Roth IRA Withdrawal Authorization form is available from the Custodian, and should be obtained and used to request any distribution from your Roth IRA. The Custodian assumes (and shall have) no responsibility to make any distribution from the custodial account unless and until such written instructions specify the occasion for such distribution and the elected manner of distribution. Prior to making any such distribution from the custodial account, the Custodian shall be furnished with any and all applications, certificates, tax waivers, signature guarantees, and other documents (including proof of any legal representative’s authority) deemed necessary or advisable by the Custodian, but the Custodian shall not be liable for complying with written instructions which appear on their face to be genuine, or for refusing to comply if not satisfied such instructions are genuine, and assumes no duty of further inquiry. Upon receipt of proper written instructions as required above, the Custodian shall cause the assets of the custodial account to be distributed in cash and/or in kind, as specified in such written instructions.

13.	No distributions are required to be taken from the Roth IRA during the lifetime of the Depositor. If the Depositor desires to take distributions from the Roth IRA, such distributions shall be made, as the Depositor shall elect by written instructions to the Custodian.

14.	In the event any amounts remain in the custodial account after the death of the Depositor, his or her beneficiary shall thereafter exercise the rights of the Depositor as described in Article V.

15.	The Custodian is authorized to hire agents (including any transfer agent for Fund Shares) to perform certain duties under this Agreement.

16.	This Agreement shall terminate coincident with the complete distribution of the assets of the Depositor’s account.

17.	All notices to be given by the Custodian to the Depositor shall be deemed to have been given when mailed to the address of the Depositor indicated by the Custodian’s records.

18.	Neither the Custodian nor the Funds shall be responsible for any losses, penalties or other consequences to the Depositor or any other person arising out of the making of, or the failure to make, any contribution or withdrawal.

19.	In addition to the reports required by paragraph (2) of Article VI, the Custodian shall periodically cause to be mailed to the Depositor in respect of each such period an account of all transactions affecting the custodial account during such period and a statement showing the custodial account as of the end of such period. If, within 30 days after such mailing, the Depositor has not given the Custodian written notice of any exception or objection thereto, the periodic accounting shall be deemed to have been approved and, in such case or upon the written approval of the Depositor, the Custodian and the Funds shall be released, relieved and discharged with respect to all matters and statements set forth in such accounting as though the account had been settled by judgment or decree of a court of competent jurisdiction.

20.	In performing the duties conferred upon the Custodian by the Depositor hereunder, the Custodian shall act as the agent of the Depositor. The parties do not intend to confer any fiduciary duties on the Custodian or the Funds, and none shall be implied. Neither the Custodian nor the Funds shall be liable (and neither assumes any responsibility) for the collection of contributions, the propriety of any contribution under this Agreement, the selection of any Fund Shares for this custodial account, or the purpose or propriety of any distribution made, which matters are the sole responsibility of the Depositor or the Depositor’s beneficiary, as the case may be.

The Depositor and the successors of the Depositor, including any designated beneficiary, executor or administrator of the Depositor, shall, to the extent permitted by law, indemnify and hold the Custodian and the Funds and their affiliates, successors and assigns harmless from any and all claims, actions or liabilities of the Custodian, except such as may arise from the Custodian’s own bad faith, negligence, nonfeasance, or willful misconduct.

21.	The Custodian shall be responsible solely for the performance of those duties expressly assigned to it in this Agreement and by operation of law. In determining the taxable amount of a distribution, the Depositor shall rely only on his or her federal tax records, and the Custodian shall withhold federal income tax from any distribution from the custodial account as if the total amount of the distribution is includible in the Depositor’s income.

22.	Except to the extent superseded by federal law, this Agreement shall be governed by, and construed, administered and enforced according to, the laws of the State of Delaware, and all contributions shall be deemed made in Delaware.

23.	Notwithstanding any provisions of this Agreement to the contrary, specifically including but not limited to paragraph 3 of Article V and Article VII, a spouse beneficiary shall have available all death benefits options available under current IRA code section 408(a) even if the spouse is not the sole beneficiary.

24.	Notwithstanding any provisions of this Agreement to the contrary, the Depositor is deemed to have elected not to designate this account as a Roth Conversion IRA. Any reference on the Application to conversion is simply to clarify instructions from the Depositor and does not in any way characterize the Roth IRA being established as a Roth Conversion IRA subject to Article I.

25.	Participant—As referenced in the Adoption Agreement/Application and in any forms associated with this Custodial Agreement, carries the same definition as the Depositor identified in Article I and the Definitions Section of this Custodial Agreement.

GENERAL INSTRUCTIONS

(Section references are to the Internal Revenue Code unless otherwise noted.)

Purpose of Form

Form 5305-RA is a model custodial account agreement that meets the requirements of section 408A and has been automatically approved by the IRS. A Roth individual retirement account (Roth IRA) is established after the form is fully executed by both the individual (Depositor) and the Custodian. This account must be created in the United States for the exclusive benefit of the Depositor or his or her beneficiaries.

Do not file Form 5305-RA with the IRS. Instead, keep it for record purposes.

Unlike contributions to traditional individual retirement arrangements, contributions to a Roth IRA are not deductible from the grantor’s gross income; and distributions after 5 years that are made when the grantor is 591/2 years of age or older or on account of death, disability, or the purchase of a home by a first-time home buyer (limited to $10,000), are not includible in gross income. For more information on Roth IRAs, including the required disclosures the Custodian must give the Depositor, see Pub. 590, Individual Retirement Arrangements (IRAs).

Definitions

IRA Conversion Contributions. IRA Conversion Contributions are amounts rolled over, transferred, or considered transferred from a non-Roth IRA to a Roth IRA. A non-Roth IRA is an individual retirement account or annuity described in section 408(a) or 408(b), other than a Roth IRA.

Custodian. The custodian must be a bank or savings and loan association, as defined in section 408(n), or any person who has the approval of the IRS to act as custodian.

Depositor. The depositor is the person who establishes the custodial account.

SPECIFIC INSTRUCTIONS

Article I. The Depositor may be subject to a 6 percent tax on excess contributions if (1) contributions to other individual retirement arrangements of the Depositor have been made for the same tax year, (2) the Depositor’s adjusted gross income exceeds the applicable limits in Article II for the tax year, or (3) the Depositor’s and spouse’s compensation does not exceed the amount contributed for them for the tax year. The Depositor should see the disclosure statement or Pub. 590 for more information.

Article V. This article describes how distributions will be made from the Roth IRA after the Depositor’s death. Elections made pursuant to this article should be reviewed periodically to ensure they correspond to the Depositor’s intent. Under paragraph 3 of Article V, the Depositor’s spouse is treated as the owner of the Roth IRA upon the death of the Depositor, rather than as the beneficiary. If the spouse is to be treated as the beneficiary, and not the owner, an overriding provision should be added to Article IX.

Article IX. Article IX and any that follow it may incorporate additional provisions that are agreed to by the Depositor and Custodian to complete the agreement. They may include, for example, definitions, investment powers, voting rights, exculpatory provisions, amendment and termination, removal of the custodian, custodian’s fees, state law requirements, beginning date of distributions, accepting only cash, treatment of excess contributions, prohibited transactions with the Depositor, etc. Attach additional pages if necessary.

PFPC Trust Company
Privacy Principles

PFPC Trust Company serves as Custodian to self-directed savings and retirement accounts, such as Individual Retirement Accounts, Qualified Plans, 403(b)(7) Plans (the “Accounts”) owned by shareholders of investment companies for whom our affiliated company, PFPC, Inc. serves as transfer and shareholder servicing agent (the “Funds”). You are receiving this notice because you own or are considering establishing an Account that contains an investment in shares of a Fund. PFPC Trust Company is committed to maintaining the privacy of Account owners and to safeguarding their nonpublic personal information. We collect nonpublic personal information from Account applications and other forms that Account owners send to establish and maintain an Account. PFPC Trust Company may also have access to specific information regarding an Account owner’s transactions with the Funds. We do not disclose any nonpublic personal information about any Account owner or former Account owner to anyone, except as permitted by law or as necessary in order to service the Account.

PFPC Trust Company restricts access to nonpublic personal information about the Account owners to our employees with a legitimate business need for the information. PFPC Trust Company maintains physical, electronic and procedural safeguards designed to protect the nonpublic personal information of Account owners.

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(LOGO)

Longleaf Partners Funds ®

c/o PFPC
P.O. Box 9694
Providence, RI 02940-9694
(800) 445-9469

www.longleafpartners.com